Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, made and entered into as of the 4th day of June, 2015 (the "Agreement"), by and between Cartesian, Inc., a Delaware corporation ("Company"), and Donald E. Klumb (the "Consultant").

RECITALS

WHEREAS, the Company and the Consultant seek to enter into an arrangement pursuant to which the Consultant will make himself available to provide to the Company advice, consultation and assistance on an as-needed basis with respect to certain matters pertaining to the overall management and business of the Company, as may be requested from time to time by the Company's Board of Directors ("Board"), its Chief Executive Officer, or its Chief Financial Officer; and

WHEREAS, the Consultant is willing to make himself available for such services pursuant to, and in accordance with, the terms of this Agreement; and

WHEREAS, the parties intend that each will have certain other rights and responsibilities with respect to such arrangement for the duration thereof, all as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Company and the Consultant agree as follows:

1.     Services Furnished.

(a)           During the Services Period (as defined in Section 2, below), the Consultant shall hold himself available to provide, and shall provide in a good and workmanlike manner in accordance with all applicable laws, rules, regulations, and standard industry practices, such advisory services relating to aspects of the business and operations of the Company as to which he gained specialized knowledge and experience in the course of his employment with the Company, as the Company or Board may reasonably request, including, but not limited to, assist with the Chief Financial Officer's transition, participate in communications to employees and customers, assist in transitioning the Consultant's relationships that are important to the Company, continue involvement in various Human Resources or corporate items and continue providing services in certain customer engagements (collectively, the "Consulting Services").

(b)           The Consultant may engage in business activities and may perform services, as an employee or independent contractor, other than for the Company, so long as such business activities and/or the performance of such services shall not impair the Consultant's availability to perform services for the Company as contemplated by this Agreement, it being understood that the Company shall not have the right to require, and shall not require, the delivery of Consulting Services in any manner that does, or would reasonably be expected to, interfere with the Consultant's ability to engage in other employment or self-employment .

June 4, 2015

(c)           In the performance of any Consulting Services required of him hereunder, the Consultant shall have exclusive control over the manner of performance of such services, including, without limitation, the selection of methods, procedures, strategies and equipment to be employed in the performance of such services, and determination of the times, places and dates at which such services will be performed, subject to the right of the Company, through its President or Board, to establish limitations on the amount of reasonable expenses incurred by the Consultant that the Company will be obligated to reimburse, as set forth in Section 5(b).

2.     Term.  The term of this Agreement and the obligation of the Consultant to render Consulting Services hereunder shall commence as of June 4, 2015, and shall continue for successive three (3) month periods (each a "Services Period").  The initial Services Period shall commence as of June 4, 2015 and terminate on August 31, 2015 (the "Initial Period").  Unless terminated in accordance with Section 3, the Agreement will automatically renew on September 1, 2015, December 1, 2015, and March 1, 2016 for additional Services Periods (each a "Subsequent Period").  However, the automatic renewal provision will cease on May 31, 2016 and renewal of this Agreement beyond that date will require a written renewal agreement by the parties.

3.     Termination.  This Agreement may be terminated prior to May 31, 2016 with respect to any remaining future Services Period by: (i) either party with at least 15 days advance notice of any upcoming Services Period (i.e., notice of termination must be provided no later than August 16, 2015, November 15, 2015, or February 14, 2016 for the termination to become effective at the end of the current Services Period); (ii) the non-breaching party if the other party breaches any covenant, duty, or obligation under this Agreement and fails to cure such breach within 30 days after receiving written notice thereof from the non-breaching party; (iii) the Consultant's death or Disability (as defined below); or (iv) mutual agreement of the parties.   For purposes of this Agreement, "Disability" shall mean that the Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

4.     Effect of Termination.

(a)           Continuing Obligations.  Upon the expiration or termination of this Agreement (whether by lapse of time, default, or otherwise): (i) the parties' rights and remedies that accrued prior to such expiration or termination shall not be prejudiced or waived including any continuing obligations under Sections 8, 9, and 11 of this Agreement; (ii) the Company shall, within 30 days of the date of termination, pay the Consultant any undisputed accrued obligations for services rendered through the date of termination and any accrued but unreimbursed expenses submitted in accordance with this Agreement; and (iii) any Section under this Agreement (including, but not limited to, Sections 4, 5(b), 7, 8, 9, 11 and 14) that, by their nature and context, are intended to survive the termination or expiration of this Agreement shall survive any such termination or expiration.

(b)   Return of Company Property.  Upon the expiration or termination of this Agreement, the Consultant must promptly deliver to the Company any and all tangible property of the Company, including without limitation, the laptop and printer provided by the Company and any software related thereto and the contents of any files stored therein.  The Company agrees to return the laptop and printer to the Consultant, but only after the Company verifies that all Company information has been removed in accordance with this provision.  The Consultant hereby affirms that he will return to the Company all property belonging to the Company (other than the laptop and printer) including, but not limited to keys, notes, memoranda, writings, files, reports, correspondence, tapes, disks, cards, and any other tangible product or document which was produced by, received by, or otherwise submitted to the Consultant during his employment with the Company, and the subsequent consulting period, and any copies thereof in the Consultant's possession (or capable of being reduced to the Consultant's possession), by the termination date of this Agreement.  Any remaining payments owed to the Consultant will be made under this Agreement only after all such property has been returned and the Company has verified that all information has been removed from the laptop.

June 4, 2015

5.     Office Space; Expenses.

(a)           Office Space.  If and as may be required by the Consultant in order to perform Consulting Services hereunder, the Company will provide the Consultant with suitable office space at its offices at 7300 College Boulevard, Suite 302, Overland Park, Kansas, and with appropriate clerical and other administrative support and assistance.

(b)           Expenses.  The Company shall reimburse the Consultant for all reasonable expenses authorized in advance by the Company and incurred in connection with the Consulting Services.  The Consultant shall submit a weekly invoice to the Company for the pre-approved expenses during the previous calendar week, accompanied by vouchers, receipts and other details evidencing such expenses.  The Company shall pay the Consultant any undisputed amounts stated in such invoice (subject to reasonable adjustments consistent with the Company's travel reimbursement policies) within 15 days after the receipt of the invoice.

6.     Compensation.

(a)           Initial Period.  For services rendered in the Initial Period, the Company shall pay the Consultant $43,750 plus reimbursement of expenses pursuant to Section 5(b) of this Agreement in consideration for the Consulting Services contemplated by this Agreement.  The payment under this subsection shall be paid within 30 days after the Consultant provides an invoice for the Consulting Services following the execution of this Agreement.

(b)           Subsequent Periods.  For any Subsequent Period, the Company shall pay the Consultant $120,000 per 90-day period plus reimbursement of expenses pursuant to Section 5(b) of this Agreement for providing the Consulting Services pursuant to this Agreement.  The foregoing amount shall be paid in monthly increments of $40,000 at the beginning of each month provided the Consultant has submitted an invoice for such amount in advance.

7.     Independent Contractor.  In providing the Consulting Services under this Agreement, the Consultant will be an independent contractor and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company for any purpose.  The Consultant shall have no authority (and shall not hold himself out as having authority) to bind the Company and the Consultant shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.  The Consultant agrees that the Company has no obligation to withhold any income or payroll taxes on the Consultant's behalf and that the Consultant will be solely responsible for compliance with all state, federal, and local laws pertaining to the withholding and payment of taxes upon the remuneration provided for in this Agreement.  The Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.  The Consultant will not participate in any vacation, group medical, life insurance, equity compensation or any other employee benefit plan or welfare plan of the Company other than as may be permitted by COBRA, 29 U.S.C. §1161 et seq.  Any persons employed or contracted by the Consultant in connection with the performance of the Consulting Services shall be the Consultant's employees or contractors and the Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractors.  For the purposes of this previous sentence, Consultant and the Company acknowledge and agree that any clerical or administrative support provided by the Company pursuant to Section 5(a) are employees of the Company.

June 4, 2015

8.     Non-Disclosure.  During and after the term of this Agreement, the Consultant agrees to use best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and/or any confidential or proprietary information concerning the Company or its business or any Affiliates (defined in Section 10) of the Company (including, without limitation, trade secrets, plans, processes, customer lists, contracts and compilations of information, records and specifications) which comes to the Consultant in the course of the Consultant's engagement and which is not (independent of disclosure by the Consultant) public knowledge or general knowledge in the trade.  The Consultant agrees not to disclose any of the Company's or any Affiliate's trade secrets and/or confidential information and/or proprietary information except as required in the course of the Consultant's employment with the Company or by legal process, in which case, the Consultant agrees to provide the Company with as much notice as is reasonably practicable in the event the Company wishes to intervene to protect its rights.  The Consultant agrees not to use Company's or any Affiliate's trade secrets and/or confidential information and/or proprietary information, directly or indirectly, for the Consultant's own benefit or for the benefit of another.  All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company or any Affiliate, whether prepared by the Consultant or otherwise coming into the Consultant's possession, shall be the exclusive property of the Company and shall be delivered to the Company and not reproduced and/or retained by the Consultant upon termination of this Agreement for any reason whatsoever or at any other time upon request of the Company.

9.     Non-Solicitation.  During the period of this Agreement, and for a period of one (1) year following the date this Agreement terminates in accordance with Section 3, the Consultant shall not directly or indirectly, for himself or for any third party, except as otherwise agreed to in writing by the Company:

(a)           contact, solicit, advise, consult or do business with any Customer (as defined in Section 10) with which the Consultant has had direct contact during, and arising from, services performed under this Agreement, for the purpose of causing such Customer to purchase, or otherwise obtain products or services which are similar to or in any way compete with the products or services sold or provided by the Company or an Affiliate, or

(b)           induce, or attempt to induce, any Customer with which the Consultant has had direct contact during the term of, and arising from, services performed under this Agreement to cancel, diminish, decrease or curtail any business relationship, contractual or otherwise, with the Company or an Affiliate, or

(c)           contact, solicit, induce or attempt to induce or influence any employee, independent contractor or agent of any Customer or Company or Affiliate to terminate his or her employment, engagement or contractual relationship with such Customer or Company or Affiliate, or

June 4, 2015

(d)           employ or hire any person who is employed by the Company or Affiliate (whether as an employee or an independent contractor) with any business or other entity that is engaged in the industry in which Company or Affiliate is involved.

10.   Definitions.  For purposes of Sections 8, and 9 of this Agreement, the following definitions shall apply:

(a)    "Affiliate" shall mean any corporation, partnership, limited liability company, joint venture, or other entity or organization directly or indirectly controlling or controlled by or under direct or indirect common control with such entity through the ownership of all or part of such entity.

(b)           "Customer" shall mean any individual, corporation, partnership, joint venture or other entity, or successors thereof, which has either (i) purchased or contracted for services or products by or through the Company at any time during the term of this Agreement, or (ii) has been directly solicited by the Company within six (6) months prior to the termination of this Agreement, regardless of whether the Consultant shall have direct contact with such individual, corporation, partnership, joint venture or entity.

11.   Work Product.  The Consultant specifically hereby assigns to Company all rights and waives all rights (including without limitation, all intellectual property rights, moral rights, rights to be designated as the author of any work and rights to enforce such rights) in any and all work product suggested or generated by Consultant under this Agreement, including work product originated or conceived during the term of this Agreement but completed or reduced to writing thereafter (collectively "Work Product"), and all Work Product shall be and remain the exclusive property of the Company.  Additionally, and at no cost to the Company, Consultant shall execute and deliver any and all documents and take such other reasonable actions as the Company or the Company's client may reasonably require to convey, transfer, and assign any and all rights in the Work Product to the Company or the Company's client, including without limitation any and all copyright and patent rights.  The Consultant expressly agrees that, upon the Company's request, the Consultant shall cause any employees, agents, contractors, or subcontractors providing services related to this Agreement, to provide an executed assignment of Work Product in a form and content reasonably acceptable to the Company.

12.   Modification and Waiver.  This Agreement may be amended or modified only in a writing signed by the Consultant and an authorized representative of the Company.  The failure of the Consultant or the Company at any time to require the performance of any provision of this Agreement shall in no manner affect either party's right at a later time to enforce the same provision.

13.   Entire Agreement; No Representations.  This Agreement constitutes the entire agreement between the Consultant and the Company concerning the terms and conditions of the Consultant's consulting arrangement with the Company and the Consulting Services and supersedes all agreements, understandings, negotiations and discussions, whether oral or written, between the Consultant and the Company related to the Consulting Services contemplated hereunder.  Provided however, in no event shall this Agreement supersede or modify the terms of any written separation agreement executed by the parties.  The Consultant agrees that the Company has not made any statements or promises to him regarding the meaning or implication of any provision of this Agreement other than as stated herein.

June 4, 2015

14.   Successors; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Consultant and his heirs and representatives and the Company and its respective successors and assigns.

15.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement which is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

16.   Severability.  The parties agree that should any of the provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

17.   Enforcement; Applicable Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.  The parties agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the State of Kansas and the parties hereby consent to jurisdiction in courts located in the State of Kansas with respect to all matters arising out of or related to this Agreement.

18.   Notices.  Any communication required or permitted to be given to a party under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) calendar days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as either party may by written notice specify to the other party:

If to the Consultant:

Donald E. Klumb
[______]
[______]

If to the Company:

Cartesian, Inc.
7300 College Blvd., Suite 302
Overland Park, KS 66210
Attention:  Senior Vice President, Human Resources

19.   Survival.  Any provisions of this Agreement which, by its express terms or in practical effect, contemplates performance after the expiration of a Services Period or termination of this Agreement shall survive the expiration of the Services Period or termination of this Agreement.

20.   Assignment.  The Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

June 4, 2015

21. Each Party the Drafter.  This Agreement and the provisions contained in it shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

CARTESIAN, INC.

By:	/s/ Peter Woodward
Name Peter Woodward
Title Chief Executive Officer

CONSULTANT

By:	/s/ Donald E. Klumb
Donald E. Klumb